Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

May 8, 2008

TETRA Technologies, Inc.

25025 I-45 North, Suite 600

The Woodlands, Texas 77380

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the incorporation by reference of our letter dated January 28, 2008 prepared for Maritech Resources, Inc. (our Report), and to the incorporation by reference of information derived from our Report regarding our estimates of reserves and future net reserves from the production and sale of reserves attributable to Maritech Resources, Inc. as of December 31, 2007 in the Registration Statement on Form S-8 to be filed by TETRA Technologies, Inc. in May 2008. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

Very truly yours,

/s/DeGOLYER & MacNAUGHTON

DeGOLYER and MacNAUGHTON